Exhibit 10.2

Swarmer, Inc

251 Little Falls Drive, Wilmington, DE 19808, United States

September 22, 2025

Serhii Kupriienko

Dear Serhii Kupriienko:

Swarmer, Inc, a Delaware corporation (the “Company”), is pleased to offer you employment on the terms described below. The Company may assign this offer letter to and/or, you may be employed by, an affiliate of the Company or a third-party employer of record as determined by the Company. The terms and conditions of this offer letter may be amended in the Company’s discretion to reflect any employment with an affiliate or third-party employer of record.

1.            Position. You will start in a full-time position as Secretary and CEO (Global) and you will initially report to the Board of Directors. You will perform the duties customarily performed by an employee in your position or as otherwise may be assigned to you by the Company. By signing this letter, you confirm with the Company that: (a) you are under no contractual or other legal obligations that would prohibit or otherwise hinder you from performing your duties with the Company; and (b) the execution and delivery of this offer letter shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which you are subject.

2.            Compensation and Employee Benefits. You will be paid as compensation for your services at a gross rate of $250,000 per year, payable on the Company’s regular payroll dates. You will not be eligible for any annual bonus or other compensation except as set forth in this offer letter.

3.            RSUs. Upon the Company’s successful consummation of a “Qualified IPO” (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of the date hereof) and provided you remain employed by the Company in good standing as of the effective date of the Qualified IPO, the Company will grant you restricted stock units (the “RSUs”) equal to 8% of the outstanding shares of the Company’s common stock immediately following the consummation of the Qualified IPO). The RSUs shall vest, subject to your continued employment with the Company through each applicable vesting date, in 1/48th monthly installments on each monthly anniversary of the date of grant, commencing on the first month anniversary of the date of grant; provided, however, that if a Change in Control (as to be defined in the Company’s equity plan as of the date of grant (the “Plan”)) occurs during your employment with the Company, 100% of the RSUs shall vest upon the Change in Control. The RSUs shall be subject to and governed by the terms of the Plan and the award agreement provided by the Company. While the parties acknowledge that the RSUs must be approved by the Board (or its compensation committee) in accordance with the terms of the Plan, the Company’s obligation to cause such approval and issue the RSUs on the terms described herein is nevertheless an irrevocable binding contractual commitment on the Company. You should consult with your own tax advisor concerning the tax consequences of accepting the Equity Award.

4.            Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Confidential Information and Invention Assignment Agreement, on such form as to be provided by the Company.

5.            Restrictions.

(a)            Non-Compete. During your service with the Company and for a period of one (1) year following the termination of your service for the Company (the “Termination Date”) (collectively, such period, the “Restricted Period”), you shall not, individually or jointly, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, employee, consultant, agent, founder, co-venture partner or otherwise: (a) become employed by, engage in, prepare to engage in, or otherwise participate in the Competitive Business anywhere in the Restricted Territory; and/or (b) invest in, own, or otherwise have an interest in any Person that engages directly or indirectly in the Competitive Business in the Restricted Territory. Notwithstanding the foregoing, you may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange so long as you do not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b)            Non-Solicitation of Service Providers. During your service with the Company and for a period of two (2) years following the Termination Date, you shall not, individually or jointly, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, employee, consultant, agent, founder, co-venture partner or otherwise: (a) hire, engage, or solicit any employee or service provider of the Company or encourage any employee or service provider to leave such employment or engagement; and/or (ii) hire, engage, or solicit any former employee or service provider of the Company who has left or been terminated from the Company within the twelve (12) month period prior to the Termination Date.

(c)            Non-Solicitation of Business Relationships. During your service with the Company and for a period of two (2) years following the Termination Date, you shall not, individually or jointly, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, employee, consultant, agent, founder, co-venture partner or otherwise, solicit, entice, or service, or attempt to solicit, entice, or service: (i) any current customers, clients, business partners, suppliers, or other business relationships of the Company; (ii) any former customers, clients, business partners, suppliers, or other business relationships of the Company with business activity with the Company within the one (1) year prior to the Termination Date; and (iii) any potential customers, clients, business partners, suppliers, or other business relationships of the Company in the pipeline, toward which the Company has taken material steps towards acquiring within one (1) year prior to the Termination Date, or toward which you have had contact or received confidential information.

(d)            Non-Disparagement. You shall not make, directly or indirectly, including through any other Person, any negative, derogatory or disparaging statements or communications, whether written or oral, about the Company or any of its affiliates, businesses, services, activities, business relationships, shareholders, members, partners, directors, officers, managers, employees, or service providers. The foregoing shall not be violated by truthful statements in response to legal process, discussing or disclosing information about unlawful acts in or related to the workplace, including, but not limited to discrimination, harassment, sexual assault, and retaliation, wage and hour violations, conduct that is against a clear mandate of public policy, or any other conduct that you have reason to believe is unlawful, providing required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with competent jurisdiction to order such Person to disclose or make accessible such information, nor will the foregoing be violated by truthful statements to any government agency.

(e)            Definitions. For purposes of this Agreement, the following terms shall mean the following:

(i)            “Competitive Business” means (i) the business of the Company during the Restricted Period, and (ii) any product or service that is (as of the Termination Date) or has been (within two (2) years prior to the Termination Date) in the development pipeline of the Company and/or toward which the Company has taken material steps within two (2) years prior to the Termination Date. For the avoidance of doubt, “Competitive Business” shall in any event include any business engaged in drone technology development.

(ii)            “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

(iii)            “Restricted Territory” means (i) the world and (ii) any other geographic area or location (x) where any of the Company’s products or services are offered, sold, or utilized, or (y) where the Company was, during the twelve (12) month period immediately preceding the Termination Date, pursuing efforts to offer such products or services.

6.            Legal and Equitable Remedies. You acknowledge and agree that because any breach or threatened breach of any of the terms of Section 5 will result in substantial, continuing and irreparable injury to the Company and because your services are personal and unique and because you may have access to and become acquainted with the confidential information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.            Acknowledgements. You acknowledge and agree that the restraints set forth herein are necessary for the reasonable and proper protection of the Company and its confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable engagement. You will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement. In the event of any violation of the provisions of Section 5, the post-termination restrictions contained in Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. You acknowledge that, in executing this Agreement, you have had the opportunity to seek the advice of independent legal counsel, and you have read and understand all of the terms and provisions of this Agreement. This Agreement will not be construed against any party by reason of the drafting or preparation of this Agreement.

8.            Severability. In case one (1) or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained in this Agreement. If one (1) or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject: (a) it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law at the time; and (b) the applicable court making such determination shall have the power to “blue-pencil” the Agreement as necessary to make it reasonable in scope, and in its reduced or blue-penciled form such section or portion of such section shall then be enforceable and shall be enforced.

9.            Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

10.            Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

11.            Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

12.            Miscellaneous.

(a)            Governing Law. The validity, interpretation, construction and performance of the terms of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(b)            Entire Agreement. This letter and the Confidential Information and Invention Assignment Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)            Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(d)            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this letter or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

This offer has been sent to you for electronic signature. By electronically signing this offer, you agree and acknowledge that you have been able to access and review the offer and choose to sign the offer electronically. If you wish to accept this offer, please electronically sign this letter and the accompanying Confidential Information and Invention Assignment Agreement. To the extent required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on October 14, 2025.

We look forward to having you join us no later than September 22, 2025.

Very truly yours,

Swarmer, Inc

By:	/s/ Alexander Fink
Alexander Fink, President & CEO (US)

ACCEPTED AND AGREED:

Serhii Kupriienko

/s/ Serhii Kupriienko
Serhii Kupriienko